EXHIBIT 5

OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

December 31, 2002

Irvine Sensors Corporation
3001 Redhill Avenue
Costa Mesa, CA 92626

Re:	Irvine Sensors Corporation—Registration of 1,426,438 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Irvine Sensors Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), of 1,426,438 shares of the Company’s common stock (the “Shares”) reserved for issuance under the 2001 Irvine Sensors Corporation Non-Qualified Stock Option Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plans. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) (a) pursuant to the provisions of the relevant (1) stock issuance agreements for direct stock issuances made in accordance with the Plan or (2) stock option agreements for options granted in accordance with the Plan and (b) in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares issuable under those Plans.

Very truly yours,

/s/    Brobeck, Phleger & Harrison LLP

BROBECK, PHLEGER & HARRISON LLP